Exhibit 23.5
CONSENT TO BE NAMED IN THE REGISTRTION STATEMENT
     The undersigned hereby consents to being named in the registration statement on Form S-1 and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”) of The Carlyle Group L.P., a Delaware limited partnership (the “Partnership”), as an individual to become a director of the general partner of the Partnership and to the inclusion of his or her biographical and other information in the Registration Statement. The undersigned also hereby consents to being named in any registration statement on Form S-8 filed by the Partnership that incorporates by reference the prospectus forming part of the Registration Statement.
     In witness whereof, this Consent to be Named in the Registration Statement is signed and dated as of the date set forth below.

Date: March 14, 2012	By: Name:	/s/ James H. Hance, Jr. James H. Hance, Jr.
	Title:	Director Nominee of Carlyle Group
Management L.L.C., Senior Advisor